                                                                    EXHIBIT 12.1

                                 AMAX GOLD INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)

                          THREE MONTHS
                         ENDED MARCH 31,            YEAR ENDED DECEMBER 31,
                         ----------------  ------------------------------------------
                          1994     1993      1993      1992    1991    1990    1989
                         -------  -------  ---------  ------- ------- ------- -------
EARNINGS:
Income (loss) before
 income taxes and
 cumulative effect of
 accounting changes..... $(7,100) $(8,500) $(122,800) $18,000 $25,300 $36,900 $44,400
                         -------  -------  ---------  ------- ------- ------- -------
Adjustments:
 Interest expense.......   2,400    1,700      8,500    2,300     400     700   1,200
 Interest factor on
  rentals(b)............     100      200        600      200     100     100     100
 Amortization of
  capitalized interest..     100      --       2,600      --      --      --      --
 Minority interest in
  the losses of
  subsidiary (Compania
  Minera Amax Guanaco)..    (400)     --      (1,100)     --      --      --      --
 Loss from less than 50%
  owned subsidiaries
  (Canamax Resources
  Inc.).................     --       --         --       --      --   17,600   3,600
                         -------  -------  ---------  ------- ------- ------- -------
As adjusted income
 (loss)................. $(4,900) $(6,600) $(112,200) $20,500 $25,800 $55,300 $49,300
                         =======  =======  =========  ======= ======= ======= =======
FIXED CHARGES:
Interest expense........ $ 2,400  $ 1,700  $   8,500  $ 2,300 $   400 $   700 $ 1,200
Interest factor on
 rentals(b).............     100      200        600      200     100     100     100
Interest capitalized....     --       500        500    4,200     800     --      --
                         -------  -------  ---------  ------- ------- ------- -------
Total fixed charges..... $ 2,500  $ 2,400  $   9,600  $ 6,700 $ 1,300 $   800 $ 1,300
                         =======  =======  =========  ======= ======= ======= =======
Ratio of earnings to
 fixed charges..........      (a)      (a)        (a)    3.06   19.85   69.13   37.92
                         =======  =======  =========  ======= ======= ======= =======
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(a) Earnings for the three months ended March 31, 1994 and 1993 and the year ended December 31, 1993 were inadequate to cover fixed charges by $7,400,
    $9,000 and $121,800, respectively.
(b) Represents one-third of rent and lease expense which management believes is a reasonable approximation of an interest factor.